                                                                    EXHIBIT 11.1

               GENERAL SURGICAL INNOVATIONS, INC. AND SUBSIDIARY

                     COMPUTATION OF NET LOSS PER SHARE (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   YEAR ENDED JUNE 30,
                                                            ----------------------------------
                                                               1997        1996        1995
                                                            ----------  ----------  ----------
Primary and Fully Diluted:
  Weighted average common shares..........................      13,197       4,201       3,295
  Common and common equivalent shares pursuant to Staff
    Accounting Bulletin No. 83............................                   3,201       3,201
                                                            ----------  ----------  ----------
Shares used in per share calculation......................      13,197       7,411       6,496
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------
Net loss..................................................  $   (1,876) $   (5,465) $   (4,051)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------
Net loss per share........................................  $    (0.14) $    (0.74) $    (0.62)
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

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(1) There is no difference between primary and fully diluted net loss per share for all periods presented.